FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  AMENDMENT TO
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

       Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934, Section 17(a) of the Public Utility Holding Company Act of
          1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

                  Paulson Capital Corp.
                  811 SW Naito Parkway, Suite 200
                  Portland, OR 97204

2.   Date of Event Requiring Statement (Month/Day/Year)



3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

                  N/A

4.   Issuer Name and Ticker or Trading Symbol

                  AdStar.com, Inc. (ADST)

5.   Relationship of Reporting Person(s) to Issuer  (Check All Applicable)

                  / /    Director
                  / /    Officer (give title below)
                  /X/    10% Owner
                  / /    Other (specify below)

6.   If Amendment, Date of Original (Month/Day/Year)

                  3/06/01

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  /X/    Form filed by One Reporting Person
                  / /    Form filed by More than One Reporting Person

                  See next page for list of reporting persons


                                      Table 1 -- Non-Derivative Securities Beneficially Owned
-------------------------------- --------------------------------- ------------------------------- ---------------------------
1. Title of Security (Instr. 4)  2. Amount of Securities           3.  Ownership Form: Direct      4. Nature of Indirect
                                    Beneficially Owned (Instr. 4)      (D) or Indirect (I)            Beneficial Ownership
                                                                       (Instr. 5)                     (Instr. 5)
-------------------------------- --------------------------------- ------------------------------- ---------------------------
Common Stock                                 848,483                             D(1)
-------------------------------- --------------------------------- ------------------------------- ---------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).



 Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative               2. Date Exercisable      3. Title and Amount of   4. Converstion 5. Ownership    6. Nature of
   Security (Instr. 4)                  and Expiration Date      Securities               or             Form of         Indirect
                                        (Month/Day/Year)         Underlying               Exercise       Derivative      Beneficial
                                                                 Derivative Security      Price of       Security:       Ownership
                                                                 (Instr. 4)               Derivative     Direct (D)      (Instr. 5)
                                                                                          Security       or Indirect
                                                                                                         (I) (Instr.
                                                                                                         5)
                                     ------------------------ ------------------------
                                     Date         Expiration     Title      Amount
                                     Exercisable  Date                      or
                                                                            Number
                                                                            of Shares
------------------------------------- ------------ ----------- ------------- ---------- --------------- -------------- ------------
Common Stock Warrants (right to buy)  12/17/00     12/16/04    Common Stock   80,000        $7.20           D(1)
------------------------------------- ------------ ----------- ------------- ---------- --------------- -------------- ------------
Common Stock Warrants (right to buy)   9/25/01      9/25/05    Common Stock  149,000        $1.80           D(1)
------------------------------------- ------------ ----------- ------------- ---------- --------------- -------------- ------------
Common Stock Warrants (right to buy)  12/17/00     12/16/04    Common Stock  121,000        $7.20           D(1)
------------------------------------- ------------ ----------- ------------- ---------- --------------- -------------- ------------


Explanation of Reponses:
(1) The reporting person may be deemed to be the beneficial owner of the securities pursuant to the rules and regulations of the Securities and Exchange Commision. The securities are held by the reporting person and by Paulson Investment Company, Inc., a wholly owned subsidiary of reporting person.



                        Paulson Capital Corp.

                        By:  /s/ CHESTER L.F. PAULSON              July 10, 2001
                        -------------------------------------      -------------
                        * Signature of Reporting Person                Date